Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

LumiraDx Limited (“LumiraDx”) has two classes of securities registered under Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”): common shares and warrants to purchase common shares.

The following summary of the general terms and provisions of the securities registered under Section 12 of the Exchange Act does not purport to be complete and is subject to, and qualified in its entirety by, reference to LumiraDx’s Amended and Restated Memorandum and Articles of Association (“Amended and Restated Articles”), which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, the Amended and Restated Warrant Agreement (as defined below), which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, and applicable provisions of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”) and the common law of the Cayman Islands.

LumiraDx is an exempted company incorporated in the Cayman Islands with limited liability. The affairs of LumiraDx are governed by its Amended and Restated Articles, the Cayman Companies Act and the common law of the Cayman Islands. LumiraDx’s register of members is maintained by Computershare Trust Company, N.A. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands (as described in paragraph 3 of our Amended and Restated Articles).

As of December 31, 2022, LumiraDx’s authorized share capital is $10,290 divided into (i) 1,769,292,966 A ordinary shares (“ordinary shares”) with a par value (to seven decimal places) of US$0.0000028 per ordinary share, (ii) 1,769,292,966 common shares with a par value (to seven decimal places) of US$0.0000028 per common share and (iii) 136,414,068 undesignated shares of such class or classes (however designated) and having such rights as the LumiraDx board of directors may determine in accordance with the provisions of the Amended and Restated Articles.

Ordinary Shares and Common Shares

General

In accordance with the Amended and Restated Articles, the following summarizes the rights of the holders of the ordinary shares and the common shares:

•
all resolutions to be voted on by shareholders at an extraordinary general meeting or at an annual general meeting will be held by way of a poll;
•
each holder of ordinary shares is entitled to ten votes per ordinary share on matters to be voted on by shareholders;
•
each holder of common shares is entitled to one vote per common share on matters to be voted on by shareholders;
•
the holders of ordinary shares and common shares shall be entitled to receive notice of, attend, speak and vote by way of a poll at an extraordinary general meeting or at an annual general meeting;
•
the holders of ordinary shares and common shares shall be entitled to receive such dividends as may be declared by the board of directors, which shall be distributed pro rata (as if they were one class of shares) according to the number of ordinary shares and common shares held by the relevant holder and as recommended by the directors and declared by the shareholders of LumiraDx;
•
all of the issued and outstanding ordinary shares and common shares are fully paid and non-assessable;
•
the ordinary shares and common shares are issued in registered form, and are issued when registered in the register of members of LumiraDx;

•
LumiraDx’s board of directors may issue undesignated shares in one or more series and designate the price, rights, preferences, privileges and restrictions of such shares without any further vote or action by LumiraDx’s shareholders;
•
LumiraDx’s shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares and common shares; and
•
LumiraDx may not issue shares to bearer.

Dividends

The holders of the ordinary shares and common shares are entitled to such dividends as may be declared by the board of directors of LumiraDx pro rata (equally as if they were one class of shares) according to the number of ordinary shares and common shares held. In addition, LumiraDx’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the directors. Under the Cayman Companies Act, a Cayman Islands company may pay a dividend out of either: (i) profits available for distribution; or (ii) share premium or contributed surplus, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by LumiraDx on or in respect of any share shall bear interest against LumiraDx, unless otherwise provided by the terms on which such shares were issued or the provisions of a separate agreement between the holder of that share and LumiraDx. Any dividend unclaimed after a period of six years from the date that such dividend became due for payment shall be forfeited and shall revert to LumiraDx.

Any general meeting declaring a dividend may by ordinary resolution of the shareholders, upon the recommendation of the board of directors, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets other than cash, and in particular of paid up shares or debentures of any other company. The directors may, if authorized by ordinary resolution of shareholders, offer any holders of shares the right to elect to receive in lieu of a dividend an allotment of shares credited as fully paid up, subject to such exclusions as the board of directors may deem necessary or desirable.

No shareholder shall be entitled to receive any dividend or other distribution in respect of any share held by him, her or it unless all calls or other sums payable by him, her or it in respect of that share have been paid.

Voting Rights

The voting rights attaching to the ordinary shares and the common shares are as follows:

•
at any general meeting (being extraordinary general meetings and annual general meetings) all resolutions put to the vote of the meeting shall be decided by way of a poll;
•
every holder of an ordinary share who is present in person or by proxy shall have ten votes for each ordinary share of which he/she/it is the holder; and
•
every holder of a common share who is present in person or by proxy shall have one vote for each common share of which he/she/it is the holder.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as approving a winding up of LumiraDx, a reduction in LumiraDx’s share capital or removing a director (other than a Founder Director (as defined below)) for cause. LumiraDx’s shareholders may effect certain changes by ordinary resolution, including increasing the amount of LumiraDx’s authorized share capital, consolidating and dividing all or any of the LumiraDx’s share capital into shares of larger amounts than existing shares and cancelling any authorized but unissued shares. Any resolution to remove a Founder Director requires the voting approval of the ordinary shares held by Ron Zwanziger and his affiliates.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any shares held by him, her or it unless all calls or other sums payable by him, her or it in respect of that share have been paid.

The board of directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his, her or its shares.

Voluntary Conversion of Ordinary Shares

At the option of the relevant holder, each ordinary share is convertible into one common share at any time.

Transfer of Ordinary Shares

Except as provided herein, no ordinary share may be transferred unless such ordinary share is first converted into a common share in accordance with the terms of the Amended and Restated Articles. Ordinary shares may be transferred (without first being converted into common shares), subject to certain conditions in the following circumstances:

(i)
through a Permitted Transfer or a Mandatory Transfer (each, as described below);
(ii)
pursuant to a bona fide third party offer to acquire control of LumiraDx;
(iii)
pursuant to a court order as a result of divorce;
(iv)
by way of a gift; or
(v)
by a corporate shareholder to an affiliate of such corporate shareholder.

A transfer of ordinary shares through a Permitted Transfer or in accordance with (iv) and (v) above is permitted, provided that no public disclosure or filing under the Exchange Act is required as a result of the relevant transfer other than certain permitted filings.

These restrictions on transfers of ordinary shares do not prevent holders of ordinary shares from establishing a 10b5-1 plan, although sales made under that plan are subject to the restrictions stated above. Such establishment, together with (i)-(v) above, are referred to as the “Limited Circumstances.”

For purposes of the Amended and Restated Articles:

•
the following transfers of ordinary shares are “Permitted Transfers”:
o
transfers by one holder of ordinary shares to another holder of ordinary shares;
o
transfers to and from employee trusts;
o
transfers to Privileged Relations (which, in general, includes shareholders and certain of their family members) (if being transferred by an employee) or to trusts established for the benefit of Privileged Relations or charities and/or their nominees (“Family Trust”); and
o
transfers by a corporate shareholder to another member of its wholly owned group; and
•
the following transfers of ordinary shares are “Mandatory Transfers”:
o
if any trust ceases to be a Family Trust or there ceases to be any beneficiaries of the Family Trust, a transfer back to the settlor of that Family Trust or to a Privileged Relation of the settlor or to another Family Trust of the settlor;
o
if any Privileged Relation ceases to be a Privileged Relation of the original shareholder, a transfer back to the original shareholder or to another Privileged Relation of the original shareholder or to another Family Trust of the original shareholder; and

o
if a corporate shareholder ceases to be member of the same wholly owned group as the original corporate shareholder, a transfer back to the original corporate shareholder or to another member of the original corporate shareholder’s wholly owned group.

Restriction on Further Issuance of Ordinary Shares

The Amended and Restated Articles provide that except for the issuance of ordinary shares issuable upon the exercise of rights outstanding at the date of adoption of the Amended and Restated Articles (such as under existing equity award plans or existing warrants over ordinary shares), no further ordinary shares can be issued.

Transfer of Common Shares

Subject to the restrictions contained in the Amended and Restated Articles, the Nasdaq listing rules or any relevant securities laws, the common shares are freely tradeable (without restriction) and any holders may transfer all or any of his, her or its common shares by an instrument of transfer in any usual or common form or any other form approved by the board of directors.

Liquidation

On a winding up of LumiraDx, if the assets available for distribution among the holders of the ordinary shares and common shares shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up (including after payment of LumiraDx’s liabilities), the surplus will be distributed among the holders of the ordinary shares and common shares (equally as if they were one class of shares) on a pro rata basis in proportion to the number of ordinary shares and common shares held by them. If LumiraDx’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the holders of the ordinary shares and common shares in proportion to the number of the ordinary shares and common shares held by them.

The liquidator may, with the sanction of a special resolution of LumiraDx’s shareholders and any other sanction required by the Cayman Companies Act, divide among the shareholders in species or in kind the whole or any part of the assets of LumiraDx, and may for that purpose value any assets and determine how the division shall be carried out as between LumiraDx’s shareholders or different classes of shareholders.

Because LumiraDx is an exempted company with “limited liability” incorporated under the Cayman Companies Act, the liability of LumiraDx’s shareholders is limited to the amount, if any, unpaid on the shares respectively held by them. The Amended and Restated Articles contain a declaration that the liability of LumiraDx’s shareholders is so limited.

Repurchase Rights

Any repurchase of shares by LumiraDx as may be agreed with the relevant shareholders shall be approved by the board of directors in accordance with the Cayman Companies Act and the Amended and Restated Articles, and LumiraDx may make a payment in respect of such repurchase in any manner authorized by the Companies Act and the Amended and Restated Articles, including out of capital. A payment out of capital by a Cayman Islands company is not lawful unless immediately following the date on which the payment out of capital is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business. Only shares that are fully paid may be repurchased, and there must be at least one share remaining in issue following the repurchase.

Variations of Rights of Shares

The board of directors may issue undesignated shares without further action by the shareholders.

General Meetings of Shareholders

Shareholder meetings may be convened by a majority of the board of directors of LumiraDx. As a Cayman Islands exempted company, LumiraDx is not required by the Cayman Companies Act to convene annual general meetings of its shareholders. However, the Amended and Restated Articles and LumiraDx’s corporate governance guidelines provide that in accordance with the Nasdaq Stock Market (“Nasdaq”) listing rules in each year LumiraDx may hold an annual general meeting of shareholders. The annual general meeting shall be held at such time and place as may be determined by the board of directors in accordance with the provisions of the Amended and Restated Articles. All annual general meetings and extraordinary general meetings will be chaired by the Chairman (as defined below) or a member of the board of directors.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Articles provide that upon the requisition of shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions (and not a special resolution) to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or to amend the Amended and Restated Articles. The Amended and Restated Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Advance notice of at least 21 clear days is required for the convening of the annual general meeting and 14 clear days’ notice for the convening of any extraordinary general meeting of shareholders. All general meetings of shareholders shall occur at such time and place as determined by the directors and set forth in the notice for such meeting.

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Amended and Restated Articles relating to extraordinary general meetings shall apply, mutatis mutandis, to every separate extraordinary general meeting of the holders of a class of shares.

Nomination, Election and Removal of Directors

Number

The number of directors (other than any alternate directors) is at least three and is subject to any maximum number fixed from time to time by a resolution of the majority of the board of directors and the approval of the Founder Directors.

Appointment

The Amended and Restated Articles provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum will be elected by an ordinary resolution of shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present in person or by proxy at the meeting. Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board of directors have the power to appoint any person to be a director (other than a Founder Director), either to fill a casual vacancy or as an addition to the existing board of directors.

The Amended and Restated Articles further provide that the board of directors are divided into three groups designated as the Founder Directors and the Class I and Class II directors. Each of the Class I and Class II directors shall serve staggered two-year terms. Upon the expiration of the term of either the Class I or the Class II directors, the directors in that class will be eligible to be re-elected for a new two-year-term at the annual general meeting of shareholders in the year in which their term expires. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness date of the Amended and Restated Articles and directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the effectiveness date of the Amended and Restated Articles. Each term of a Class I or Class II director will continue until the election of his or her successor, or his or her earlier death, resignation, or removal in accordance with the provisions of the Amended and Restated Articles. Any increase or decrease in the number of the Class I and Class II directors will be distributed among the two classes so as to make the two classes as nearly as equal in number as is reasonably practicable.

For so long as Ron Zwanziger, Dave Scott and Jerry McAleer (the “Founders”) and each of their respective affiliates control, directly or indirectly, any of the ordinary shares then outstanding, Ron Zwanziger (for and on behalf of each of the Founders) shall be entitled to nominate and have appointed (and remove and replace) by written notice to LumiraDx three directors (the “Founder Directors”). The Founder Directors will remain in office until a Founder Director resigns or otherwise ceases to be a director in accordance with the provisions of the Amended and Restated Articles. Any resolution to remove a Founder Director requires the voting approval of the ordinary shares held by Ron Zwanziger and his affiliates.

Re-Election/Removal

A director will be removed from office automatically if, among other things, the director (i) is prohibited from being a director by any applicable law; (ii) dies or becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is found of unsound mind; (iv) resigns his or her office by notice in writing to LumiraDx; and (v) save in the case of a Founder Director, that person has, for more than six consecutive months, been absent without permission of the directors from meetings of the board of directors and the directors make a decision that that person’s office be vacated. In addition, any director, other than a Founder Director, may be removed by special resolution for cause. The notice of any meeting at which a resolution to remove a director shall be proposed or voted upon must contain a statement of the intention to remove that director and such notice must be served on that director not less than 10 business days before the meeting. Such director is entitled to attend the meeting and be heard on the motion for his or her removal.

Proceedings of Board of Directors

The Amended and Restated Articles provide that LumiraDx’s business is to be managed and conducted by the board of directors. The quorum necessary for the transaction of business of the directors is two eligible directors, provided that at least one director is a Founder Director.

In addition, the Amended and Restated Articles provide that the board of directors may from time to time at its discretion exercise all powers of LumiraDx to raise capital or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital and, subject to the Cayman Companies Act, issue debentures, bonds and other securities of LumiraDx, whether outright or as collateral security for any debt, liability or obligation of LumiraDx or of any third party.

Chairman

Unless otherwise agreed by the holder(s) of the majority of the ordinary shares at the relevant time with the approval of the ordinary shares held by Ron Zwanziger and his affiliates, the chairman of the board of directors will be Ron Zwanziger (the “Chairman”). The Chairman has a casting vote if the numbers of votes for and against any board resolution are equal.

Directors’ Interests

The directors of LumiraDx may authorize, to the fullest extent permitted by Cayman Companies Act and the Nasdaq listing rules, any matter proposed to them which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of LumiraDx. A director shall not, save as otherwise agreed by him or her, be accountable to LumiraDx for any benefit which he or she derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

A director who is in any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with LumiraDx shall declare the nature of his or her interest at a meeting of the directors. Provided it is permitted by Cayman Companies Act and the Nasdaq listing rules, and provided he or she has disclosed to the other directors the nature and extent of his or her interest, a director may be a party to, or otherwise directly or indirectly interested in any contract, arrangement or proposal with LumiraDx and may participate in the meeting on which the relevant resolution is being voted upon.

If a question arises at a meeting of the board of directors or of a board committee as to the right of a director to vote or be counted in the quorum, and such question is not resolved by such director voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by a majority of votes of the remaining directors present at the meeting or if there is an equality of votes, the Chairman shall have a second or casting vote and his or her ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board of directors (or for the avoidance of doubt any duly authorized board committee). Each director may be paid for reasonable expenses properly incurred in connection with their attendance at and returning from meetings of the board of directors or board committees or general meetings or separate meetings of the holders of classes of shares or of debentures and shall be paid all expenses properly incurred by him or her in the conduct of the business of LumiraDx or in the discharge of his or her duties as a director.

Inspection of Books and Records

Holders of the ordinary shares and common shares have no general right under Cayman Companies Act to inspect or obtain copies of the list of shareholders of LumiraDx or any corporate records, provided that they are entitled to a copy of the Amended and Restated Articles. Copies of annual financial statements will also be provided to LumiraDx’s registered office service provider in the Cayman Islands to allow for compliance with certain obligations under Cayman law.

Changes in Capital

The shareholders of LumiraDx may from time to time by ordinary resolution:

•
increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;
•
consolidate and divide all or any of the share capital into shares of a larger amount than the existing shares of LumiraDx;

•
sub-divide LumiraDx’s existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or
•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of LumiraDx’s share capital by the amount of the shares so cancelled.

LumiraDx’s shareholders may by special resolution, subject to any confirmation or consent required by the Cayman Companies Act, reduce the share capital of LumiraDx or any capital redemption reserve in any manner permitted by law.

Directors’ Power to Issue Shares

Under the Amended and Restated Articles, the board of directors is empowered to issue or allot shares or grant options or warrants and analogous equity-based rights with or without preferred, deferred, qualified or other special rights or restrictions. In particular, pursuant to the Amended and Restated Articles, the board of directors has the authority, without further action by the shareholders, to issue all or any part of LumiraDx’s authorized but unissued share capital and, subject to the provisions of the Amended and Restated Articles, to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions therefrom, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common shares.

The board of directors, without shareholder approval, may issue undesignated shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of the common shares. Subject to the directors’ duty of acting in the best interest of the company, such undesignated shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of undesignated shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of the common shares.

Restrictive Provisions

Under the Amended and Restated Articles, in connection with any change of control, merger or sale of LumiraDx, the holders of ordinary shares and common shares shall receive the same consideration with respect to their ordinary shares and common shares in connection with any such transaction.

Exempted Company

LumiraDx is an exempted company with limited liability incorporated under the Cayman Companies Act. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. As an exempted company, LumiraDx has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, for a period of 20 years from the date of the grant of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations will apply to LumiraDx and its operations; and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable on or in respect of LumiraDx’s shares, debentures or other obligations, or by way of the withholding in whole or in part of any relevant payment. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of LumiraDx.

Register of Members

Under the Cayman Companies Act, LumiraDx must keep a register of members and there should be entered therein:

•
the names and addresses of the shareholders of LumiraDx, a statement of the shares held by each member (such statement will distinguish each share by its number (where applicable), confirm the amount paid or agreed to be considered as paid on the shares of each member, confirm the number and category of the shares held by each member and confirm whether each relevant category of shares held by a member carries voting rights under the articles of association of LumiraDx, and if so, whether such voting rights are conditional);
•
the date on which the name of any person was entered on the register as a member; and
•
the date on which any person ceased to be a member.

Under the Cayman Companies Act, the register of members of a company is prima facie evidence of the matters set out in the register (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Companies Act to have legal title to the shares as set against its name in the register of members. The shareholders recorded in the register of members are be deemed to have legal title to the shares set against their names.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application (with or without cost to be paid the applicant) or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

LumiraDx’s register of members is maintained by Computershare Trust Company, N.A.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales (being the Companies Act 1985) but does not enact all of the provisions of the more recent Companies Act of England and Wales (being the Companies Act 2006). In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to LumiraDx and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Cayman Companies Act subject to certain exemptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders provided that a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged (unless that shareholder agrees otherwise). For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his, her or its shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he, she or it might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Dissent rights do not extend to shares for which an open market exists on a recognized stock exchange or share quotation system.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•
the statutory provisions as to the required majority vote have been met;
•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his or her interest; and
•
the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, LumiraDx will normally be the proper plaintiff to sue for a wrong done to it, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of LumiraDx to challenge:

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an act that is illegal or ultra vires with respect to LumiraDx and is therefore incapable of ratification by the shareholders;
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an act that, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) that has not been obtained; and
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an act that constitutes a “fraud on the minority” where the wrongdoers are themselves in control of LumiraDx.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended and Restated Articles provide that LumiraDx shall indemnify its officers and directors (including alternate directors) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of LumiraDx’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning LumiraDx or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, LumiraDx has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended and Restated Articles.

Anti-Takeover Provisions in the Amended and Restated Articles

The Amended and Restated Articles include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the board of directors or management team. They are also designed, in part, to encourage persons seeking to acquire control of LumiraDx to negotiate first with the board of directors of LumiraDx. LumiraDx believes that the benefits of the increased protection of an ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire LumiraDx because negotiation of these proposals could result in an improvement of their terms. Such provisions include:

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Dual Class Stock. The Amended and Restated Articles provide for a dual class structure, which provides the current holders of the ordinary shares and the Founder Directors with significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of LumiraDx of its assets.
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Board of Directors Vacancies. The Amended and Restated Articles authorize only the board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the board of directors (other than alternative directors) shall be at least three and is subject to any maximum number fixed from time to time by a resolution of a majority of the board of directors and the approval of the Founder Directors. These provisions would prevent a shareholder from increasing the size of the board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the board of directors and promote continuity of management.
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Classified Board. The Amended and Restated Articles provide that the board of directors is classified into three classes of directors (being the Founder Directors, the Class I directors and the Class II Directors). A third-party may be discouraged from making a tender offer or otherwise attempting to obtain control of LumiraDx as it is more difficult and time consuming for shareholders to replace a majority of the directors on a classified board of directors.
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Shareholder Action; Special Meeting of Shareholders. The Amended and Restated Articles provide that the LumiraDx shareholders may not take action by written consent, but may only take action at an annual general meeting or extraordinary meeting of the shareholders. As a result, a holder controlling a majority of LumiraDx’s share capital would not be able to amend the Amended and Restated Articles or remove directors without holding a meeting of the shareholders called in accordance with the Amended and Restated Articles. The Amended and Restated Articles further provide that special meetings of the shareholders may be called only by shareholders holding not less than one-third of the voting rights who are entitled to vote at general meetings. However, shareholders may propose only ordinary resolutions to be put to a vote at such meetings and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or to amend the Amended and Restated Articles. The Amended and Restated Articles provide no other right to put any proposals before annual general meetings or extraordinary general meeting. These provisions might delay the ability of the shareholders to force consideration of a proposal or for shareholders controlling a majority of LumiraDx’s share capital to take any action, including the removal of directors.
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Founder Directors. The Amended and Restated Articles provide that any resolution to remove a Founder Director requires the voting approval of the ordinary shares held by Ron Zwanziger, LumiraDx’s Chief Executive Officer and co-founder, and his affiliates. This provision would prevent shareholders from removing any of the Founder Directors from their respective positions on the board of directors who LumiraDx considers as being fundamental to the running and continued development LumiraDx’s business.
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Class I and Class II Directors Removed Only for Cause. The Amended and Restated Articles provide that shareholders may only remove the Class I and Class II directors for cause by way of passing a special resolution.
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Issuance of Undesignated Shares. The board of directors has the authority, without further action by the shareholders, to issue undesignated shares of par value with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued undesignated shares would enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Under the Cayman Companies Act, the directors may only exercise the rights and powers granted to them under the Amended and Restated Articles, as amended and restated from time to time, for what they believe in good faith to be in the best interests of LumiraDx and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the transaction was procedurally fair and provided fair value to the corporation. As a matter of Cayman law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to LumiraDx, the directors must ensure compliance with the Amended and Restated Articles, as amended and restated from time to time. The Company has the right to seek damages if a duty owed by any of the directors is breached.

Shareholder Proposals

While the Delaware General Corporation Law does not provide shareholders with an express right to put any proposal before the annual meeting of shareholders, under applicable common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the organizational documents, and shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Articles allow the shareholders of LumiraDx holding not less than one-third of the voting rights entitled to vote at general meetings to requisition an extraordinary general meeting of the shareholders, in which case the board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. However, the shareholders of LumiraDx may propose only ordinary resolutions to be put to a vote at such meetings and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or to amend the Amended and Restated Articles. The Amended and Restated Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, LumiraDx is not obligated by law to call shareholders’ annual general meetings. However, the Amended and Restated Articles and LumiraDx’s corporate governance guidelines provide that LumiraDx may call an annual general meeting each year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, the Amended and Restated Articles do not provide for cumulative voting. As a result, LumiraDx’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Amended and Restated Articles, a director will be removed from office automatically if, among other things, the director (i) is prohibited from being a director by any applicable law; (ii) dies or becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is found of unsound mind; (iv) resigns his or her office by notice in writing to LumiraDx; or (v) save in the case of a Founder Director, that person has, for more than six consecutive months, been absent without permission of the directors from meetings of the board of directors and the directors make a decision that that person’s office be vacated. The Class I and Class II directors can also be removed for cause by way of the shareholders passing a special resolution. A Founder Director can only be removed from office on a resolution being proposed which is approved by the ordinary shares held by Ron Zwanziger and his affiliates.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations or mergers with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the merger, business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, LumiraDx cannot avail itself of the types of protections afforded by the Delaware General Corporation Law. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act, a company may be voluntarily wound up upon the shareholders passing a special resolution (being two-thirds of the total voting rights). In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act and the Amended and Restated Articles, the Amended and Restated Articles may only be amended by special resolution of our shareholders.

Inspection of Books and Records

Holders of the ordinary shares and common shares have no general right under the Cayman Companies Act to inspect or obtain copies of the list of shareholders or the corporate records. However, LumiraDx will provide its shareholders with annual audited financial statements. Copies of annual financial statements will also be provided to LumiraDx’s registered office service provider in the Cayman Islands to allow for compliance with certain obligations under Cayman law. Stockholders of a Delaware corporation have the right to inspect the books and records of the corporation and the stock ledger for any proper purpose under the Delaware General Corporation Law, and a stockholder list must be available for inspection at annual and special meetings of the stockholders.

Public Warrants

As of December 31, 2022, there were 5,749,900 public warrants issued and outstanding pursuant to the Warrant Agreement, dated September 28, 2021, by and among LumiraDx, CA Healthcare Acquisition Corp., Continental Stock Transfer & Trust Company and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agreement”).

Each whole public warrant entitles the registered holder to purchase one whole common share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrantholder may exercise its public warrants only for a whole number of common shares. This means that only a whole public warrant may be exercised at any given time by a warrantholder. The public warrants will expire on September 28, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the public warrants for redemption:

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in whole and not in part;
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at a price of $0.01 per public warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and
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if, and only if, the reported last sale price of the common shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the public warrants become exercisable and ending three business days before we send the notice of redemption to the warrantholders.

If and when the public warrants become redeemable, LumiraDx may not exercise its redemption right if the issuance of the common shares upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or LumiraDx is unable to effect such registration or qualification.

If LumiraDx calls the public warrants for redemption as described above, it has the option to require any holder that wishes to exercise its public warrants to do so on a “cashless basis.” If LumiraDx takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the common shares underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined in the following sentence) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the common shares outstanding immediately after giving effect to such exercise.

If the number of outstanding common shares is increased by a stock dividend payable in common shares, or by a subdivision of common shares or other similar event, then, on the effective date of such stock dividend, subdivision or similar event, the number of common shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering to holders of common shares entitling holders to purchase common shares at a price less than the fair market value will be deemed a stock dividend of a number of common shares equal to the product of (i) the number of common shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common shares) and (ii) one (1) minus the quotient of (x) the price per common share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common shares, in determining the price payable for common shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the common shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if LumiraDx, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common shares on account of such common shares), other than (a) as described above, or (b) certain ordinary cash dividends, then the exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each common share in respect of such event.

If the number of outstanding common shares is decreased by a consolidation, combination, reverse stock split or reclassification of common shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of common shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding common shares.

Whenever the number of common shares issuable upon the exercise of the public warrants is adjusted, as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of common shares purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of common shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common shares (other than those described above or that solely affects the par value of such common shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding common shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of LumiraDx as an entirety or substantially as an entirety in connection with which LumiraDx is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant Agreement and in lieu of the common shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Value (as defined in the Warrant Agreement) of the warrant.

The public warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in the Prospectus (as defined in the Warrant Agreement), or to correct any defective provision, but requires the approval by the holders of a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrantholders do not have the rights or privileges of holders of common shares and any voting rights until they exercise their public warrants and receive common shares. After the issuance of common shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of common shares to be issued to the warrant holder.

LumiraDx has agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and it irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Listing

The common shares and the public warrants are listed on Nasdaq under the symbol “LMDX” and “LMDXW,” respectively.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the common shares is Computershare Trust Company, N.A.